Exhibit 1 to Schedule 13D/A

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (the “Agreement”) is made and entered into as of October 8, 2013 by and between David N. Nemelka (“Borrower”), and Linley, Ltd. (“Lender”).

WHEREAS, Borrower desires to borrow funds from Lender and Lender is willing to lend such funds to Borrower upon the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the mutual covenants to be performed and benefits to be received hereunder, the parties agree as follows.

1.

The Loan.

(a)  Concurrently with the execution of this Agreement, Lender shall lend to Borrower the amount of One Million Dollars ($1,000,000) (the “Loan”), without interest, which shall be repaid by Borrower on or before April 8, 2014 (the “Maturity Date”).  In the event the entire Loan has not been paid by the Maturity Date, interest shall accrue on the outstanding balance of the Loan at the rate of Ten Percent (10%) per annum from the Maturity Date until the date payment is made; provided that in no event shall the rate of interest payable hereunder exceed the maximum rate of interest permitted by applicable law. The Loan may be prepaid by Borrower, at any time, in whole or in part, without penalty or premium.  The Loan shall be evidenced by a secured promissory note, the form of which is attached hereto as Exhibit “A.”

(b)  Borrower shall utilize the proceeds from the Loan solely for the purpose of paying to LiqTech International, Inc., a Nevada corporation (“Liqtech”) the exercise price of certain Liqtech common stock purchase warrants.  Upon the exercise of such warrants, Borrower shall receive from Liqtech one share of Liqtech common stock for each warrant exercised and one new common stock purchase warrant entitling the holder to purchase one share of Liqtech common stock at an exercise price of $2.70 per share the (“New Liqtech Warrants.”)  The shares of common stock and New Liqtech Warrants issuable upon exercise of the Liqtech common stock purchase warrants will constitute “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act.

2.

Profit Sharing.  As partial consideration for the Loan, Borrower hereby grants to Lender a profits interest in the shares of Liqtech common stock pledged as collateral for the Loan as provided herein and agrees to pay Lender 100% of the profit from the sale of such shares until Lender has received a total of One Hundred Thousand Dollars ($100,000) (the “Profit Sharing Amount”), at which time the profit sharing arrangement shall terminate.

3.

New Liqtech Warrants.  As partial consideration for the Loan, Borrower shall assign and transfer to Lender New Liqtech Warrants entitling the Lender to purchase 167,500 shares of Liqtech common stock at an exercise price of $2.70 per share.

4.

Representations, Warranties and Covenants of Borrower.  Borrower represents, warrants and covenants to Lender that:

(a)  Borrower is the sole owner of the shares of Liqtech common stock pledged as collateral hereunder and such shares are or will be when issued owned by Borrower free and clear of any liens, security interests or other encumbrances whatsoever (other than those imposed by the terms of this Agreement).

(b)  Borrower has full right, power and authority to execute, deliver, and perform his obligations under this Agreement without the consent or approval of any third party and this Agreement constitutes the legal, valid, and binding obligation of Borrower, and is enforceable against Borrower in accordance with its terms.

5.

Events of Default.  If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)  Borrower shall fail to pay the entire amount of the Loan when due and such failure has not been cured within five (5) days following notice of such default from Lender;

(b)  Borrower shall fail to pay the entire Profit Sharing Amount described in Section 2 hereof on or before April 8, 2014 and such failure has not been cured within five (5) days following notice of such default from Lender;

(c)  Any representation or warranty made by Borrower in this Agreement shall prove to have been incorrect or inaccurate in any material respect when made.

6.

Security Interest and Pledge.

(a)  Borrower’s obligations under this Agreement are secured by, and Borrower hereby pledges and grants to Lender, a security interest in, 850,000 shares of Liqtech common stock (the “Collateral”), of which 500,000 shares shall be freely tradable without restriction and 350,000 shares shall constitute restricted securities within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended.  Concurrently with the execution of this Agreement, Borrower and Lender shall enter into an escrow agreement with Nathan Pinkhasov, a lawyer licensed in the State of New York, as escrow agent (the “Escrow Agent”), containing the applicable terms set forth herein and such additional terms and conditions as may be mutually agreed upon by the parties and the Escrow Agent.  Concurrently with the execution of the Escrow Agreement, the Collateral shall be delivered to Lender as follows: (i)) Borrower shall deposit stock certificates for 500,000 free trading Liqtech shares and 350,000 restricted Liqtech shares with the Escrow Agent to perfect Lender’s security interest in such shares.  The stock certificates representing the Collateral shall be accompanied by stock powers that have been duly executed and Medallion signature guaranteed.

(b)  Unless and until and Event of Default shall occur, Borrower shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral for any purpose not inconsistent with the terms hereof.  If an Event of Default shall occur, all rights of Borrower to exercise its voting and other consensual rights to which it would otherwise be entitled to exercise with respect to the Collateral shall cease, and all such rights shall thereupon become vested in Lender, who shall thereupon have the sole right to exercise such voting and other consensual rights.  In order to permit Lender to exercise the voting and other rights to which he may be entitled to exercise pursuant to this subparagraph, Borrower shall, if necessary, upon written notice from Lender, from time to time, execute and deliver to Lender appropriate proxies, dividend payment orders, and other instruments as Lender may reasonably request.

7.

Remedies.

(a)  Upon the occurrence of an Event of Default, the then outstanding balance of the Loan and the Profit Sharing Amount, and any accrued and unpaid interest thereon, shall automatically become immediately due and payable without presentment, demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower, and Lender may pursue and enforce all of the rights and remedies provided to a secured creditor with respect to the Collateral under the UCC.

(b)  Lender may institute such actions or proceedings in law or equity as it shall deem expedient for the protection of its rights and may prosecute and enforce its claims against all assets of Borrower, and in connection with any such action or proceeding shall be entitled to receive from Borrower the outstanding balance of the Loan and Profit Sharing Amount plus accrued interest to the date of payment plus reasonable expenses of collection, including without limitation, attorneys' fees and expenses.  Notwithstanding the foregoing, Lender shall not proceed with any claims against the personal assets of Borrower until the Collateral has been sold and the proceeds applied to payment of the Profit Sharing Amount and repayment of the Loan.

(c)  Until an Event of Default occurs and is continuing, Lender shall have no right to sell, pledge, hypothecate, transfer, encumber or otherwise dispose of any of the Collateral without the prior written consent of Borrower except as and to the extent specifically provided herein.

8.

Further Assurances.  Each party agrees to execute such other documents, instruments, agreements and consents, and take such other actions as may be reasonably requested by the other party hereto to effectuate the purposes of this Agreement.

9.

Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent as follows:

If to Borrower:

David N. Nemelka

743 West 1200 North, Suite 100

Springville, Utah 84663

If to Lender:

Linley Ltd. c/o Blackfish Services Ltd

5 Savile Row

London, W1S 3PD

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

10.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may only be modified by a subsequent writing executed by both parties.

11.

Construction.  This Agreement is the result of negotiations among, and has been reviewed by, Borrower, Lender and their respective counsel.  Accordingly, this Agreement shall be deemed to be the product of both parties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lender.

12.

Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations.  If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness of such provision in any other jurisdiction.

13.

Governing Law.  This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the State of New York.

14.

Consent to Jurisdiction.  Lender and Borrower hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts sitting in the state of New York.  Lender and Borrower agree that all actions or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby must be litigated exclusively in any such state or Federal court that sits in New York County, New York, and Lender and Borrower hereby waive any objection which they may now or hereafter have to the laying of the venue of any such litigation in any such court.

15.

Attorney’s Fees.  In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

16.

Headings.  Headings used in this Agreement are inserted for convenience only and shall not affect the meaning of any term or provision of the Agreement.

17.

Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original instrument, but all of which collectively shall constitute one and the same agreement.

18.

Assignment.  This Agreement and the rights and obligations of the parties hereunder shall not be assignable or transferable by either party without the prior written consent of the other party.

19.

Binding Effect.  The rights and obligations of Borrower and Lender shall be binding upon and inure to the benefit of their respective heirs and successors.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“Borrower”

/s/ David N. Nemelka

David N. Nemelka

“Lender”

Linley Ltd.

By: /s/ David Rowland

Name:  David Rowland

Title: Authorized Signatory

Exhibit A to Loan and Security Agreement

US$1,000,000	October 8, 2013

SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, David N. Nemelka (“Borrower”) hereby promises to pay to the order of Linley Ltd. (“Lender”), at the principal offices of Lender at 5 Savile Row, London, W1S 3PD, the principal amount of One Million U.S. Dollars (US$1,000,000) in lawful money of the United States, without interest, on or before April 8, 2014 (the “Maturity Date”).  In the event the entire amount of this Note has not been paid by the Maturity Date, interest shall accrue on the outstanding balance of this Note at the rate of Ten Percent (10%) per annum from the Maturity Date until the date payment is made; provided that in no event shall the rate of interest payable hereunder exceed the maximum rate of interest permitted by applicable law.  This Note may be prepaid by Borrower at any time and from time to time without premium or penalty.

This Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated as of October 8, 2013 by and between Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement to which reference is made for a statement of all of the terms and conditions thereof.

If this Note is not paid when due the entire unpaid balance of this Note shall immediately become due and payable without presentment, demand for payment, notice of dishonor, protest or other notice of any kind, all of which are hereby expressly waived by Borrower.

This Note shall be governed by and construed in accordance with the laws of the State of New York, United States of America excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.  All actions or proceedings arising out of or relating to this Note must be litigated exclusively in any such state or Federal court that sits in New York County, New York, and Borrower hereby waives any objection which he may now or hereafter have to the laying of the venue of any such litigation in any such court.

In Witness Whereof, this Note has been executed as of the date first written above.

Borrower:

/s/ David N. Nemelka

David N. Nemelka